Exhibit 99.1

               Gastar Exploration Announces Agreement to Acquire
                    Brown Coal Assets in Victoria, Australia


     HOUSTON--(BUSINESS WIRE)--June 26, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce that it has executed a Letter of Intent to acquire up to a 50% interest in rights attaching to brown coal discoveries within the area of Exploration License 4416 (issued pursuant to the provisions of the Mineral Resources Development Act of 1990 (Vic.) "EL 4416"). EL 4416 is located in the Latrobe Valley, Victoria, Australia. The Latrobe Valley is recognized as one of the world's largest brown coal deposits. EL 4416 covers approximately 1.0 million acres that have been independently estimated to contain in excess of 10 billion metric tons of economic brown coal resources.
     The terms of the non-binding Letter of Intent call for Gastar to pay the sellers and current holders of certain brown coal rights to EL 4416, CBM Resources PTY LTD and Victoria Coal Resources, LLC (together referred to as "VCR"), both subsidiaries of Geostar Corporation, a substantial shareholder in Gastar, $30 million in cash in a series of payments commencing with a $7.5 million payment that has been placed in escrow and will be released upon the satisfaction of certain conditions including the perfection of security interests for Gastar's senior secured notes holders. The initial payment would be followed by a $7.5 million payment on or before October 1, 2006 and a final $15 million payment on or before February 15, 2007. Gastar's percentage interest will increase with each payment, up to the 50% level.
     Under the proposed arrangement, VCR would initially act as Project Operator, providing Gastar with independent third-party feasibility studies for the development of demonstration and/or pilot projects to utilize various portions of the brown coal resources. These project feasibility studies will examine the economic and commercial viability of certain technologies for the production and sale of upgraded low-moisture coal products, the manufacture of high grade steel using treated and reformed brown coals as feedstock in a low cost, single step process, and various other clean coal technologies. If Gastar elects to pursue one of these projects, based upon its independent assessment of the feasibility studies, Gastar would fund up to the initial $50 million for such things as the development and expansion of the current pilot facilities for upgraded low-moisture coal production and a pilot retort for high grade steel production. Further, if Gastar elects to participate in a Coal-to-Liquids (CTL) project based on a feasibility study required to be provided by VCR, Gastar would fund up to the initial $150 million for engineering and development of such a CTL project, along with a $1 per metric ton Participation Payment (based upon the gross brown coal reserves attributable to the applicable feasibility studies), payable to VCR upon completion of the spending commitment. The first $100 million of any such participation Payment to VCR would be paid in cash over a two year period, with the next $150 million to be paid, at Gastar's election, in either cash or Gastar common shares, with the balance, if any, to be paid as a 2.5% royalty on the gross value of the end products from the project or projects. Gastar and VCR intend to involve larger industry partners in the development of potential CTL projects.
     Should Gastar elect not to make any of the subsequent acquisition payments for brown coal rights beyond the initial $7.5 million payment, VCR will have the option to re-acquire the initial interests assigned to Gastar at Gastar's $7.5 million acquisition cost plus any development cost incurred by Gastar to that time. If Gastar has made the subsequent acquisition payments and thereafter elects not to participate in the initial project, Gastar is obligated to reimburse VCR for one half of certain costs of the initial feasibility study, limited to $5 million.
     VCR and CBM Resources PTY LTD are subsidiaries of Geostar Corporation, which holds approximately 10% of Gastar's common shares, and are affiliated businesses of Gastar's chairman of the Board. The transactions outlined in the Letter of Intent have been approved by a majority of Gastar's independent directors who received an independent opinion from a qualified investment banking firm that the transactions are fair from a financial point of view to Gastar and its shareholders.
     Commenting on the announcements, J. Russell Porter, Gastar's President & CEO, stated, "From a strategic perspective, the acquisition of these rights gives Gastar an asset position in the exploration license that we believe could have tremendous upside potential, at a very attractive acquisition price. Further, it will complement our existing Australian holdings in Victoria (CBM and Mineral Sands exploration rights) and in New South Wales (CBM exploration rights). We view the brown coal assets, coupled with the application of new and existing clean coal and CTL technologies, as an opportunity analogous to the world class Canadian tar sands play in that a previously overlooked or low value resource base has become very valuable as a result of the application of various technologies and the current and projected commodity price environment.
     "To create near-term value from the acquisition, we have already identified for feasibility analysis a proven, patented technology which could allow for near-term scaling to commercial production and the sale of an upgraded, low-moisture coal product suitable for domestic and export sales. This technology, which has been proven in a pilot scale production facility, and further by third party testing in Australia over the past several years, reduces the moisture in the raw brown coal from approximately 55% to less than 15%, resulting in a product that is an energy equivalent to higher grade coals on a Btu basis. Should this process prove commercially feasible and scaleable, we could be in a position to jointly develop production facilities with VCR for a contracted delivery of up to 3 million metric tons per year of upgraded low moisture coal as early as late 2007. We are also aggressively pursuing and investigating several other technologies for coal upgrading, for lower cost, highly efficient coal gasification, and for the extraction of crude type liquid products from these brown coals assets, all of which have significant upside potential.
     "We believe this acquisition would position Gastar as a meaningful participant in the CTL sector, through control with VCR, of substantial resources in one of the largest and best understood brown coal deposits in the world. Recently, Anglo American PLC and Shell Gas & Power have formed an alliance to consider an adjacent Latrobe Valley project site (controlled by Anglo American's Monash Energy) for a CTL demonstration facility that is projected to result in the development of a 60,000 barrel per day CTL facility. Overall, the utilization of only a small portion of the acquired reserves could result in the creation of significant value for Gastar and its shareholders."

    All references to dollar amounts are United States dollars (USD).

     Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "believes" "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although management of Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. The brown coal business is new to Gastar and all contemplated projects are presently in the pre-feasibility stage. Accordingly, there are significant risks that brown coal projects that become available to Gastar may not prove to be commercially viable and are likely to require substantial investments of capital possibly over a long periods of time, which may be difficult or impossible for Gastar to raise. Other risks inherent in the development of brown coal include the price risks of brown coal products which may be tied to worldwide energy prices, geological risks of finding brown coal of sufficient quantity and quality to prove commercial, mining hazards and increased costs of complying with environmental, health, safety and transportation regulation. Other risk factors related to Gastar's business are described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
     The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com